EXHIBIT 99.1
For Immediate Release
Contact:
Chad Rubin, Investor Relations Contact, The Trout Group LLC — 646.378.2947
Media contact:
Dayna Hochstein, Spectrum — 202.955.6222 Ext. 2524
DUSA Pharmaceuticals Receives Response from FDA
on Orphan Drug Designation Status
WILMINGTON, Mass. (August 6, 2010) — DUSA Pharmaceuticals, Inc.® (NASDAQ GM: DUSA) reported today that on the afternoon of August 5, 2010 the U.S. Food and Drug Administration (FDA) notified DUSA that it has not granted Orphan Drug Designation for the use of Levulan® (aminolevulinic acid HCl) Photodynamic Therapy (PDT) for the prevention of cutaneous squamous cell carcinomas (SCCs) in patients who have a proven history of multiple localized cutaneous SCCs over a 12 month period. The FDA acknowledged that cutaneous SCC is a serious problem in patients at high risk for developing SCCs, such as solid organ transplant recipients (SOTRs), and that aminolevulinic acid would be a potential preventative therapy in these patients. However, the FDA also stated that they believe there are other factors which place patients at high risk of developing SCCs that should be included in determining the target population. To be eligible for Orphan Drug Designation, the drug must target a disease that affects fewer than 200,000 patients in the United States.
“We believe that we appropriately identified the target population and are disappointed that the FDA has declined to grant Levulan® PDT Orphan Designation for this indication. DUSA feels that prevention of SCCs in this patient population would represent a significant advance in the management of these high risk patients,” said Robert Doman, DUSA’s President and Chief Executive Officer. “Without the regulatory protection and development opportunities that Orphan Drug Designation affords our resources are better utilized in other areas, therefore, we plan to close out our SOTR pilot clinical trial program over the next few months.”

About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc. is an integrated dermatology pharmaceutical company focused primarily on the development and marketing of its Levulan® PDT technology platform, and other dermatology products. Levulan® Kerastick® for topical solution plus DUSA’s BLU-U® blue light photodynamic therapy illuminator is currently approved for the treatment of minimally to moderately thick actinic keratoses (AKs) of the face or scalp. DUSA also markets other dermatology products, including ClindaReach®. DUSA is based in Wilmington, Mass. Please visit our website at www.dusapharma.com.
Forward Looking Statements
Except for historical information, this news release contains certain forward-looking statements that represent our current expectations and beliefs concerning future events, and involve certain known and unknown risk and uncertainties. These forward-looking statements relate to beliefs concerning DUSA’s resources, and plans to close-out the SOTR pilot clinical trial program. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from future results, performance or achievements expressed or implied by those in the forward-looking statements made in this release. These factors include, without limitation, actions by health regulatory authorities, the uncertainties regarding clinical research, reliance on third parties, and other risks and uncertainties identified in DUSA’s Form 10-K for the year ended December 31, 2009 and other SEC filings from time to time.
###